Exhibit 99.1

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION REPORTS

FIRST QUARTER 2010 RESULTS

First Quarter 2010 Highlights

•	Reported sales up 6%

•	Reported operating income up 61%

•	Reiterates 2010 guidance

LINCOLNSHIRE, ILLINOIS, April 28, 2010 – ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, today reported its first quarter results for the period ended March 31, 2010.

“Our first-quarter results show that our customer service improvement, cost-control and new product development initiatives are paying dividends,” said Robert J. Keller, chairman and chief executive officer. “Gross profit margin expanded by 210 basis points over the prior-year adjusted first quarter, and operating income increased 29% over the prior-year adjusted first quarter. We continued to gain market share in key categories and channels while maintaining cost discipline.”

First Quarter Results

Net sales increased 6% to $310.8 million, compared to $293.4 million in the prior-year quarter. Excluding the effect of currency translation, sales declined 2%, with price down 1% and volume down only 0.5%. First quarter loss from continuing operations was $4.5 million, or $0.08 per diluted share, compared to a loss of $3.7 million, or $0.07 per diluted share, in the prior-year quarter. Current-year results are taxed at a 295.7% rate as a result of certain geographic losses for which the company is unable to record a deferred tax benefit. Prior-year results include restructuring and other charges totaling $3.4 million. Using a normalized effective tax rate of 30% for the current year and excluding charges in the prior-year quarter, adjusted earnings per share from continuing operations was $0.03, compared to an adjusted loss per share of $0.02 in the prior-year period.

Reported first quarter operating income was $21.6 million, compared to a reported $13.4 million or adjusted $16.8 million in the prior-year quarter. EBITDA increased 22% to $33.1 million, from an adjusted EBITDA of $27.2 million in the prior year, and included the benefit from foreign exchange translation of $4.5 million. The current year results also include $9.1 million of additional salary, management incentive and employee benefits expense, whereas the prior year benefited from temporary salary, management incentive and benefit reductions in the U.S.

Business Segment Highlights

ACCO Brands Americas

ACCO Brands Americas first quarter net sales increased 1% to $158.6 million, from $157.7 million in the prior-year quarter. Excluding the effects of currency translation, sales declined 3%, with price down 2% and volume down 1%. Volume declines have moderated and were in part offset by share gains.

ACCO Brands Americas reported first quarter operating income of $8.3 million, compared to $6.2 million in the prior-year quarter, or $6.5 million on an adjusted basis. Operating income increased 28% compared to the prior-year adjusted results, and margin expanded 110 basis points to 5.2%. The increase in adjusted operating income margins was principally due to favorable product costs, partially offset by $5.7 million of higher salary, management incentive and benefit costs, whereas the prior year benefited from temporary reductions of compensation costs in the U.S.

ACCO Brands International

ACCO Brands International net sales increased 12% to $112.5 million, compared to $100.3 million in the prior-year quarter. Excluding the effect of currency translation, sales declined 3%, with price down 1% and volume down 2%. The decline in volume has moderated over previous quarters but reflects continued weakness in consumer and business demand in Europe that more than offset growth in the Asia-Pacific region.

ACCO Brands International reported operating income of $10.2 million, compared to $5.6 million in the prior-year quarter, or $8.2 million on an adjusted basis. Operating income increased 24% compared to prior-year adjusted results, and margin expanded 90 basis points to 9.1%. The increase in adjusted operating income margins was primarily the result of lower product costs, which were impacted favorably in the current year, and adversely in the prior year, by commodity and currency volatility.

Computer Products Group

Computer Products net sales increased 12% to $39.7 million, compared to $35.4 million in the prior-year quarter. Adjusting for the effects of currency translation, comparable sales and volume increased 7%. The increase reflects strong sales of security products and growth in all markets except Europe, where sales declined in the high-single digits.

Computer Products reported operating income of $8.1 million, compared to $4.8 million in the prior-year quarter, or $5.3 million on an adjusted basis. Operating income increased 53% compared to prior-year adjusted results, and margin expanded significantly to 20.4%. The improvement in margin was primarily due to favorable mix, partially offset by $1.0 million of higher salary, management incentive and benefit expenses.

Business Outlook

The company continues to expect sales to be flat to slightly higher driven by share gains, which are expected to offset continued weak consumer and business spending. Based on today’s exchange rates, foreign currency should further increase sales. The company continues to expect to expand adjusted EBITDA margins by three-quarters to a full percentage point due to an improvement in gross profit margin, which will be partially offset by an increase in selling, general and administrative expenses. Targeted free cash flow, after interest, taxes and capital expenditures, is still expected to be approximately $50-60 million.

Webcast

At 8:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the company’s results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay for one month following the event.

Non-GAAP Financial Measures

“Adjusted” results exclude all restructuring, goodwill and asset impairment charges and unusual tax items. In addition, “adjusted” results also exclude certain other charges recorded in the prior-year period that did not qualify as restructuring and include redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of the exited facilities and employee retention incentives. Adjusted supplemental EBITDA from continuing operations excludes restructuring, goodwill and asset impairment charges, and other non-operating items, including other income/expense and stock-based compensation expense. In addition, certain other charges recorded in the prior-year period that did not qualify as restructuring (as described above) are also excluded. The company does not anticipate incurring restructuring and integration charges in 2010. Adjusted results and supplemental EBITDA from continuing operations are non-GAAP measures. There could be limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses the adjusted measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. These measures may be inconsistent with measures presented by other companies.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in select categories of branded office products. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, and Wilson Jones®, among others. Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains statements which may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.

ACCO Brands’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including, but not limited to; fluctuations in cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including continued volatility and disruption in the capital and credit markets; the effect of consolidation in the office products industry; the liquidity and solvency of our major customers; our continued ability to access the capital and credit markets; the dependence of the company on certain suppliers of manufactured products; the risk that targeted cost savings and synergies from previous business combinations may not be fully realized or take longer to realize than expected; future goodwill and/or impairment charges; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company’s SEC filings.

For further information:

Rich Nelson	Jennifer Rice
Media Relations	Investor Relations
(847) 484-3030	(847) 484-3020

ACCO Brands Corporation

Consolidated Statements of Operations and

Reconciliation of Adjusted Results (Unaudited)

(In millions of dollars, except per share data)

	Three Months Ended March 31,
	2010	2009			%	%
	Reported	Reported	Excluded Charges(B)	Adjusted	Change Reported	Change Adjusted
Net sales	$310.8	$293.4	$—	$293.4	6%	6%
Cost of products sold	215.6	211.3	(1.4)	209.9	2%	3%

Gross profit	95.2	82.1	1.4	83.5	16%	14%
Operating costs and expenses:
Advertising, selling, general and administrative expenses	71.9	64.6	0.4	65.0	11%	11%
Amortization of intangibles	1.8	1.7	—	1.7	6%	6%
Restructuring charges (income)	(0.1)	2.4	(2.4)	—	(104)%	NM

Total operating costs and expenses	73.6	68.7	(2.0)	66.7	7%	10%

Operating income	21.6	13.4	3.4	16.8	61%	29%
Non-operating expense (income)
Interest expense	19.5	16.1	—	16.1	21%	21%
Equity in earnings of joint ventures	(1.2)	(0.3)	—	(0.3)	NM	NM
Other expense, net	1.0	2.4	—	2.4	(58)%	(58)%

Income (loss) from continuing operations before income taxes	2.3	(4.8)	3.4	(1.4)	NM	NM
Income tax expense (benefit)	6.8	(1.1)	0.7	(0.4)	NM

Income (loss) from continuing operations	(4.5)	(3.7)	2.7	(1.0)	(22)%
Loss from discontinued operations, net of income taxes	(0.2)	(3.3)	2.0	(1.3)	94%

Net income (loss)	$(4.7)	$(7.0)	$4.7	$(2.3)	33%

Per Share:
Basic earnings (loss) per share:
Loss from continuing operations	$(0.08)	$(0.07)		$(0.02)	(14)%
Loss from discontinued operations	—	(0.06)		(0.02)	100%
Basic loss per share	$(0.09)	$(0.13)		$(0.04)	31%
Diluted earnings (loss) per share:
Loss from continuing operations	$(0.08)	$(0.07)		$(0.02)	(14)%
Loss from discontinued operations	—	(0.06)		(0.02)	100%
Diluted loss per share	$(0.09)	$(0.13)		$(0.04)	31%
Weighted average number of shares outstanding:
Basic	54.6	54.4		54.4
Diluted	54.6	54.4		54.4

Reconciliation of Reported Consolidated Results to Adjusted Results

	Three Months Ended
	March 31, 2010
(in millions, except per share data)	Reported	Tax Adjustment (A)	Adjusted
Income from continuing operations before income taxes	$2.3	$—	$2.3
Income tax expense (benefit)	6.8	(6.1)	0.7

Income (loss) from continuing operations	$(4.5)	$6.1	$1.6

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.08)		$0.03
Weighted average number of diluted shares outstanding	54.6		56.5

Note – “Adjusted” results are non-GAAP measures. There could be limitations associated with the use of non-GAAP financial measures as compared to the most directly comparable GAAP financial measure. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the Company from year to year. These measures may be inconsistent with measures presented by other companies.

Statistics (as a % of Net sales, except Income tax rate)

	Three Months Ended March 31,
	2010		2009
	Reported	Adjusted	Reported	Adjusted
Gross profit (Net sales, less Cost of products sold)	30.6%		28.0%	28.5%
Advertising, selling, general and administrative	23.1%		22.0%	22.2%
Operating income	6.9%		4.6%	5.7%
Income (loss) from continuing operations before income taxes	0.7%		(1.6)%	(0.5)%
Net income (loss)	(1.5)%	0.5%	(2.4)%	(0.8)%
Income tax rate	295.7%	30.0%	22.9%	28.6%

(A)	The Company has incurred significant operating losses in several jurisdictions in prior periods. In accordance with GAAP, tax valuation allowances have been recorded on certain of the Company’s deferred tax assets. As a result, the operating results in these locations have recorded no tax benefit or expense, which results in a high effective tax rate for the current period. Assuming all the locations become profitable in the future and valuation allowances were reversed, the Company’s ongoing effective tax rate would approximate 30%. This estimated long-term rate will be subject to variations from the mix of earnings in the Company’s operating jurisdictions.
(B)	Certain charges are excluded in order to provide a comparison of underlying results of operations, including restructuring charges, and certain non-recurring income tax items related to adjustments impacting the Company’s effective tax rate. In addition, certain other charges that have been recorded within cost of products sold and advertising, selling, general and administrative expenses in the prior-year period did not qualify as restructuring. These charges included redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of exited facilities and employee retention incentives. The Company does not anticipate incurring restructuring and integration charges in 2010.

Reconciliation of Net Loss to Adjusted Supplemental EBITDA from Continuing Operations

(Unaudited)

(In millions of dollars)

	Three Months Ended March 31,
	2010	2009	% Change
Net Loss	$(4.7)	$(7.0)	33%
Discontinued operations	0.2	3.3	(94)%
Restructuring charges	—	2.4	(100)%
Other charges included in Cost of products sold (C)	—	1.4	(100)%
Other charges included in Advertising, selling, general and administrative expenses (C)	—	(0.4)	(100)%
Income taxes, impact of adjustments	6.1	(0.7)	NM

Adjusted income (loss) from continuing operations	1.6	(1.0)	NM
Interest expense, net	19.5	16.1	21%
Adjusted income tax expense	0.7	(0.4)	NM
Depreciation	7.7	7.6	1%
Amortization of intangibles	1.8	1.7	6%
Other expense, net (D)	1.0	2.4	(58)%
Stock-based compensation expense (E)	0.8	0.8	—%

Adjusted supplemental EBITDA from continuing operations	$33.1	$27.2	22%

Adjusted supplemental EBITDA from continuing operations as a % of Net Sales	10.6%	9.3%

(C)	Certain charges are excluded in order to provide a comparison of underlying results of operations, including restructuring charges and certain non-recurring income tax items related to adjustments impacting the Company’s effective tax rate. In addition, certain other charges that have been recorded in the prior-year period did not qualify as restructuring. These charges included redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of exited facilities and employee retention incentives. The Company does not anticipate incurring restructuring and integration charges in 2010.
(D)	Other expense represents foreign exchange losses resulting from currency volatility between recording foreign currency expenses and final settlement.
(E)	Stock-based compensation expense for the three months ended March 31, 2009, excludes $0.1 million that have been included in restructuring charges, which are excluded from adjusted income (loss) from continuing operations.

ACCO Brands Corporation

Supplemental Business Segment Information

(Unaudited)

(In millions of dollars)

	2010			2009					Changes
	Net Sales	Reported OI	Reported OI Margin	Net Sales	Reported OI	Excluded Charges	Adjusted OI (A)	Adjusted OI Margin (A)	Sales $	Sales %	Reported vs. Adjusted OI $	Reported vs. Adjusted OI %	Reported vs. Adjusted Margin Points
Q1:
ACCO Brands Americas	$158.6	$8.3	5.2%	$157.7	$6.2	$0.3	$6.5	4.1%	$0.9	1%	$1.8	28%	110
ACCO Brands International	112.5	10.2	9.1%	100.3	5.6	2.6	8.2	8.2%	12.2	12%	2.0	24%	90
Computer Products	39.7	8.1	20.4%	35.4	4.8	0.5	5.3	15.0%	4.3	12%	2.8	53%	540
Corporate	—	(5.0)		—	(3.2)	—	(3.2)		—		(1.8)

Total	$310.8	$21.6	6.9%	$293.4	$13.4	$3.4	$16.8	5.7%	$17.4	6%	$4.8	29%	120

(A)	Adjusted results exclude restructuring as well as certain other charges recorded in the prior-year period that did not qualify as restructuring.

ACCO Brands Corporation

Supplemental Net Sales Growth Analysis

(Unaudited)

	Percent Change – Sales
	Net Sales Growth	Currency Translation	Comparable Sales Growth	Price	Volume
Q1 2010:
ACCO Brands Americas	0.6%	3.2%	(2.6)%	(1.5)%	(1.1)%
ACCO Brands International	12.2%	15.5%	(3.3)%	(1.4)%	(1.9)%
Computer Products	12.1%	5.4%	6.7%	(0.3)%	7.0%

Total	5.9%	7.7%	(1.8)%	(1.3)%	(0.5)%

ACCO Brands Corporation

Key Stats and Ratios

(Unaudited)

(In millions of dollars)

Net Debt Calculation	March 31, 2010	December 31, 2009
Current debt obligations, including current portion of long-term debt	$16.2	$0.7
Long-term debt obligations	725.3	725.1

Total outstanding debt	741.5	725.8
Less: cash and cash equivalents	27.7	43.6

Net debt	$713.8	$682.2

Rollforward of Outstanding Debt	Three Months Ended March 31, 2010
Balance, beginning of period	$725.8
Net borrowings to fund business operations	31.3
Amortization of discount of bond	0.3
Change in cash balance	(15.9)

Balance, end of period	$741.5

Leverage Ratio (Debt to EBITDA from Continuing Operations)	Twelve Months Ended March 31, 2010	Twelve Months Ended March 31, 2009
Trailing twelve months (TTM) adjusted supplemental EBITDA from Continuing Operations (A)	$155.9	$151.0
Net debt (see above)	$713.8	$722.7
Gross debt (see above)	$741.5	$740.3
Total Leverage (net debt divided by TTM adjusted supplemental EBITDA from Continuing Operations)	4.6	4.8
Senior-Secured Leverage (senior-secured debt [$470.2] divided by TTM adjusted supplemental EBITDA from Continuing Operations)	3.0	N/A

Working Capital per Dollar Sales Ratio (Working Capital to Sales)	Twelve Months Ended March 31, 2010	Twelve Months Ended March 31, 2009
Current assets, excluding cash and cash equivalents (B)	$480.0	$583.9
Current liabilities, excluding current debt obligations (C)	251.4	310.3

Net working capital	$228.6	$273.6
Trailing twelve months (TTM) adjusted net sales (A)	$1,289.9	$1,471.6
Working capital ratio (net working capital divided by TTM adjusted net sales) (A)	17.7%	18.6%

(A)	Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the Company from year to year. These measures may be inconsistent with similar measures presented by other companies. See page 11 for a reconciliation of trailing twelve months supplemental EBITDA from Continuing Operations to reported quarterly net income and trailing twelve months interest expense to reported quarterly interest expense.
(B)	Balance is comprised of receivables, inventories, current deferred income taxes and other current assets.
(C)	Balance is comprised of accounts payable, accrued compensation, accrued customer programs and other current liabilities.

ACCO Brands Corporation

Selected Financial Information

(Unaudited)

(In millions of dollars)

	Three Months Ended March 31,
	2010	2009
Selected Non-Cash Items Included in Net Income (Pre-tax):
Depreciation expense	$7.7	$7.6
Intangible amortization expense	$1.8	$1.7
Stock-based compensation expense	$0.8	$0.9
Selected Cash Investing and Restructuring Activities (Pre-tax):
Capital expenditures	$2.3	$1.8
Restructuring and integration activities	$3.4	$9.9

	As of
	March 31, 2010	December 31, 2009	March 31, 2009
Selected Balance Sheet Data:
Cash and cash equivalents	$27.7	$43.6	$17.6
Net debt	$713.8	$682.2	$722.7

Accounts receivable, net	$241.4	$259.9	$245.9
Inventories, net	198.9	202.4	239.0
Accounts payable	97.2	101.0	109.3

Net working capital	$343.1	$361.3	$375.6

Inventories	March 31, 2010	December 31, 2009
Raw materials	$26.7	$25.1
Work in process	5.4	5.0
Finished goods	166.8	172.3

Total inventories	$198.9	$202.4

ACCO Brands Corporation

Reconciliation of Net Income (Loss) to Adjusted Supplemental EBITDA from Continuing Operations

(Unaudited)

(In millions of dollars)

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	Trailing Twelve Months
Net sales	$303.8	$322.5	$352.8	$310.8	$1,289.9

Net income (loss)	$(121.4)	$1.3	$1.0	$(4.7)	$(123.8)
Discontinued operations	4.7	0.4	1.9	0.2	7.2
Restructuring charges	9.7	1.7	3.6	—	15.0
Other charges included in COS (A)	0.3	0.8	0.9	—	2.0
Other charges included in SG&A (A)	0.2	0.3	1.1	—	1.6
Goodwill and asset impairment charges	1.8	—	—	—	1.8
Income taxes, impact of adjustments (B)	111.1	4.2	3.5	6.1	124.9

Adjusted income from continuing operations	$6.4	$8.7	$12.0	$1.6	$28.7
Interest expense, net	15.8	15.7	19.4	19.5	70.4
Adjusted income tax expense	2.1	2.9	5.2	0.7	10.9
Depreciation expense (C)	8.1	8.3	8.0	7.7	32.1
Amortization of intangibles	1.9	1.8	1.8	1.8	7.3
Other (income) expense, net	(0.9)	4.3	(0.7)	1.0	3.7
Stock-based compensation expense (D)	0.7	0.8	0.5	0.8	2.8

Adjusted supplemental EBITDA from continuing operations	$34.1	$42.5	$46.2	$33.1	$155.9

(A)	Certain charges are excluded in order to provide a comparison of underlying results of operations, including restructuring charges, goodwill and asset impairment charges and certain non-recurring income tax items related to adjustments impacting the Company’s effective tax rate. In addition, certain other charges that have been recorded in the prior-year period did not qualify as restructuring. These charges included redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of exited facilities, certain costs associated with the Company’s debt refinancing and employee retention incentives. The Company does not anticipate incurring restructuring and integration charges in 2010.
(B)	During the second quarter of 2009, the Company recorded a non-cash charge of $108.1 million to establish a valuation allowance against its U.S. deferred tax assets.
(C)	Represents total depreciation less depreciation of $0.1 million for the three months ended December 31, 2009 that have been included in other charges, which are excluded from adjusted income from continuing operations.
(D)	Total stock-based compensation expense for the three months ended June 30, 2009, excludes $0.1 million that have been included in other charges, which are excluded from adjusted income from continuing operations.

ACCO Brands Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
(in millions of dollars)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27.7	$43.6
Accounts receivable, net	241.4	259.9
Inventories	198.9	202.4
Deferred income taxes	9.1	9.8
Other current assets	30.6	21.4

Total current assets	507.7	537.1
Property, plant and equipment, net	173.2	181.1
Deferred income taxes	30.0	31.5
Goodwill	143.0	143.4
Identifiable intangibles, net	143.0	145.8
Other assets	65.8	67.9

Total assets	$1,062.7	$1,106.8

Liabilities and Stockholders’ Deficit
Current liabilities:
Notes payable to banks	$16.0	$0.5
Current portion of long-term debt	0.2	0.2
Accounts payable	97.2	101.0
Accrued compensation	19.1	18.9
Accrued customer program liabilities	58.2	74.6
Accrued interest	4.6	20.0
Other current liabilities	66.4	78.1
Liabilities of discontinued operations	5.9	5.6

Total current liabilities	267.6	298.9
Long-term debt	725.3	725.1
Deferred income taxes	87.3	86.6
Pension and post-retirement benefit obligations	83.7	94.6
Other non-current liabilities	16.8	18.8

Total liabilities	1,180.7	1,224.0

Commitments and Contingencies
Stockholders’ deficit:
Common stock	0.5	0.5
Treasury stock	(1.5)	(1.4)
Paid-in capital	1,397.8	1,397.0
Accumulated other comprehensive loss	(103.8)	(107.0)
Accumulated deficit	(1,411.0)	(1,406.3)

Total stockholders’ deficit	(118.0)	(117.2)

Total liabilities and stockholders’ deficit	$1,062.7	$1,106.8

ACCO Brands Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(in millions of dollars, except per share data)	2010	2009
Net sales	$310.8	$293.4
Cost of products sold	215.6	211.3

Gross profit	95.2	82.1
Operating costs and expenses:
Advertising, selling, general and administrative expenses	71.9	64.6
Amortization of intangibles	1.8	1.7
Restructuring charges (income)	(0.1)	2.4

Total operating costs and expenses	73.6	68.7

Operating income	21.6	13.4
Non-operating expense (income):
Interest expense, net	19.5	16.1
Equity in earnings of joint ventures	(1.2)	(0.3)
Other expense, net	1.0	2.4

Income (loss) from continuing operations before income taxes	2.3	(4.8)
Income tax expense (benefit)	6.8	(1.1)

Loss from continuing operations	(4.5)	(3.7)
Loss from discontinued operations, net of income taxes	(0.2)	(3.3)

Net loss	$(4.7)	$(7.0)

Per Share:
Basic earnings (loss) per share:
Loss from continuing operations	$(0.08)	$(0.07)
Loss from discontinued operations	—	(0.06)
Basic loss per share	$(0.09)	$(0.13)
Diluted earnings (loss) per share:
Loss from continuing operations	$(0.08)	$(0.07)
Loss from discontinued operations	—	(0.06)
Diluted loss per share	$(0.09)	$(0.13)
Weighted average number of shares outstanding:
Basic	54.6	54.4
Diluted	54.6	54.4

ACCO Brands Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(in millions of dollars)	2010	2009
Operating activities
Net loss from continuing operations	$(4.5)	$(3.7)
Net loss from discontinued operations	(0.2)	(3.3)
Asset impairment and other non-cash charges	—	2.8
Gain on sale of assets	(0.1)	(0.2)
Depreciation	7.7	7.6
Amortization of debt issuance costs	1.6	1.6
Amortization of intangibles	1.8	1.7
Stock-based compensation	0.8	0.9
Changes in balance sheet items:
Accounts receivable	17.3	25.6
Inventories	3.3	20.6
Other assets	(9.5)	(8.0)
Accounts payable	(0.9)	(34.7)
Accrued expenses and other liabilities	(45.1)	(35.7)
Income taxes	(0.6)	(6.7)
Equity in earnings of joint ventures, net of dividends received	1.4	(0.1)

Net cash used by operating activities	(27.0)	(31.6)
Investing activities
Additions to property, plant and equipment	(2.3)	(1.8)
Assets acquired	(0.8)	(0.7)
Proceeds from the sale of discontinued operations	0.3	—
Proceeds from the disposition of assets	0.2	0.1

Net cash used by investing activities	(2.6)	(2.4)
Financing activities
Repayments of long-term debt	(0.1)	(0.7)
Borrowings of short-term debt, net	15.5	35.1
Cost of debt issuance	(0.5)	—
Other	(0.1)	(0.2)

Net cash provided by financing activities	14.8	34.2
Effect of foreign exchange rate changes on cash	(1.1)	(0.7)

Net decrease in cash and cash equivalents	(15.9)	(0.5)
Cash and cash equivalents
Beginning of period	43.6	18.1

End of period	$27.7	$17.6